U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Pearson                          Robert              C.
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   (Last)                           (First)             (Middle)

   8080 N. Central Expressway, Suite 210, LB-59
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                                    (Street)

   Dallas                           TX                   75206
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     CaminoSoft Corp. (CMSF)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     May 2002

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5.   If Amendment, Date of Original (Month/Year)

     November 2001
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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Common Stock                                                                                     2,458,333       I           (1)
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Common Stock                                                                                     1,576,667       I           (2)
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Common Stock                                                                                       698,500       I           (3)
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Common Stock                          04/26/02       P               13,500       A       1.01      13,500       I           (3)
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Common Stock                          04/30/02       P                1,000       A       1.05       1,000       I           (3)
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Common Stock                          05/06/02       P               42,000       A       1.00      42,000       I           (3)
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Common Stock                          05/07/02       P               12,500       A       1.01      12,500       I           (3)
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Common Stock                          05/08/02       P               68,000       A       0.99      68,000       I           (3)
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
Explanation of Responses:
(1)  Securities held by Renaissance Capital Growth & Income Fund III, Inc.
(2)  Securities held by Renaissance US Growth and Income Fund Trust PLC.
(3)  Securities held by BFS US Special Opportunities Trust PLC.
The Reporting Person is an executive officer of Renaissance Capital Group, Inc., which is the Investment Advisor to Renaissance Capital Growth & Income Fund III, Inc., and BFS US Special Opportunities Trust PLC and the Investment Manager for Renaissance US Growth and Income Trust PLC, and may therefore be deemed the beneficial owner of such securities.

The Reporting Person disclaims such beneficial ownership.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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Warrants                                                                                                  500,000    I       (1)
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Stock Options                                                                                              53,300    I       (1)
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====================================================================================================================================

Explanation of Responses:
(1)  Securities held by Renaissance Capital Growth & Income Fund III, Inc.
(2)  Securities held by Renaissance US Growth and Income Fund Trust PLC.
(3)  Securities held by BFS US Special Opportunities Trust PLC.
The Reporting Person is an executive officer of Renaissance Capital Group, Inc., which is the Investment Advisor to Renaissance Capital Growth & Income Fund III, Inc., and BFS US Special Opportunities Trust PLC and the Investment Manager for Renaissance US Growth and Income Trust PLC, and may therefore be deemed the beneficial owner of such securities.

The Reporting Person disclaims such beneficial ownership.



               /S/                                           June   7, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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